Exhibit 10.1

* Confidential treatment requested as to certain portions, which portions were omitted and filed separately with the Securities and Exchange Commission.

PROJECT AGREEMENT

This Project Agreement (the “Agreement” is entered into as of this 1st day of December, 2009, by and among Cilion, Inc., a Delaware corporation, (“Cilion” or “Owner”), AE Biofuels, Inc., a Nevada corporation (“AE” or “Parent”), AE Advanced Fuels, Inc., a Delaware corporation (“AE Sub” or “Parent Sub”) and AE Advanced Fuels Keyes, Inc., a Delaware corporation(the “Project Company”), each a wholly-owned subsidiary of AE.  Owner, AE and the Project Company are each referred to herein individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, AE has three patents pending on its proprietary ambient temperature cellulosic ethanol process utilizing solid substrate enzyme production technology, a combination of enzymes and a cellulose/corn design for low cost conversion of corn ethanol facilities into the integrated use of starch and cellulosic feedstocks (the “AE Technology”);

WHEREAS, AE built and operates a commercial demonstration facility in Butte, Montana that uses the AE Technology to convert wheat straw, corn stover,  and other low-lignin agricultural waste into cellulosic ethanol;

WHEREAS, AE plans to use the AE Technology to:

(a)

convert existing corn ethanol facilities into the use of AE’s enzymes in order to reduce power and water costs while continuing to use corn starch as feedstock;

(b)

operate existing corn ethanol plants;

(c)

convert corn ethanol facilities into integrated corn/cellulosic ethanol production using the integrated AE Technology; and

(d)

convert corn ethanol facilities into cellulose-only ethanol production facilities.

WHEREAS, AE is * (the “Equity Funding”);

WHEREAS, Owner built and operated a 55 million gallon capacity corn ethanol facility in Keyes, California that is not currently in operation (the “Keyes Plant”), as further described in Exhibit “B”.  The Keyes Plant also includes the real property on which the Keyes Plant is situated and identified in Exhibit “A”;

WHEREAS, Praj Industries, an Indian engineering company (“Praj”), designed and constructed the Keyes Plant pursuant to the Praj Agreements (as hereinafter defined) and granted Owner a license to use certain proprietary technology and information of Praj in connection with Owner’s ownership, operation, maintenance and repair of the Keyes Plant upon the terms and conditions set forth therein (the “Praj License”);

WHEREAS, Praj has agreed to provide $1 million to be used for operating expenses in connection with the Repair and Retrofit Activities (as hereinafter defined) (the “Praj Funds”); and

WHEREAS, AE formed the Project Company as a wholly-owned subsidiary to perform the Repair and Retrofit Activities at the Keyes Plant, to lease the Keyes Plant from Owner for up to thirty-six (36) months pursuant to the Lease, to return the Keyes Plant to operation, and to then upgrade the plant with new capabilities for use of non-food feedstocks for ethanol production at lower operating cost (the “Project”), all as more particularly described herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged by each Party, the Parties hereby agree as follows:

Section 1.

DEFINITIONS

“AE” is defined in the Preamble.

“AE Common Stock” means the common stock, $.001 par value per share, of AE Biofuels, Inc.

“AE Technology” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to a Party, a wholly-owned subsidiary or majority-owned subsidiary of such Party.

“Agreement” is defined in the Preamble.

“Capital Expenditures” means all documented costs approved by Owner in writing and incurred by AE, AE Sub or the Project Company with respect to upgrades to the Keyes Plant, including all capital expenditures incurred with respect to the Repair and Retrofit Activities, plant modifications pursuant to Section 6.2, and all other capital expenditures approved in writing by Owner.

“Change of Control” of a Party means (a) the acquisition by any Third Party of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the then outstanding shares of a Party’s voting securities in one or more transactions; (b) the consolidation in one or more transactions of a Party with, or merger of a Party into, another corporation or business entity in each case, if and only if, following such consolidation or merger, any Third Party has beneficial ownership of more than fifty percent (50%) of, respectively, the then outstanding shares of voting securities of the corporation resulting from such consolidation or merger and/or the combined voting power of the outstanding voting securities of such corporation or other business entity resulting from such consolidation or merger entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity).  A Third Party (for purposes of determining a “Change of Control” of Owner) shall not be deemed to include any stockholder of Owner or any of their Affiliates).

“Contract” shall mean any agreement, contract, insurance policy, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Environmental Laws” shall mean any Legal Requirement concerning human health and safety, pollution or protection of the environment, or the storage, handling, use, generation, treatment, storage, transportation, disposal, release or threatened release of Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Porter-Cologne Water Quality Control Act (Cal. Water Code § 13000 et seq.), the Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. Health & Safety Code § 25249.5 et seq.), the Hazardous Substance Account Act (Cal. Health & Safety Code § 25300 et seq.), the Hazardous Waste Control Act (Cal. Health & Safety Code § 25100 et seq.), and the California Clean Air Act (Cal. Health & Safety Code § 39000 et seq.).

“Equity Funding” has the meaning set forth in the Recitals.

“Existing Permits” has the meaning set forth in Section 5.1.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to applicable Legal Requirements.

“Governmental Entity” shall mean (i) a court, arbitral tribunal, administrative agency or commission, (ii) a nation, state, county, city town, village, district or other jurisdiction of any nature, (iii) federal, state, local, municipal, foreign or other government, or (iv) other governmental or other regulatory authority or agency.

“Hazardous Materials” means any chemical, substance, material or waste (including constituents thereof), that is or may be hazardous to human health or safety or to the environment, that are now or become in the future listed, defined, or regulated in any manner by any Environmental Law, whether such law is regulatory or statutory, and is local, state or federal, and from time to time adopted.

“Industry Standards” means those standards of care and diligence normally practiced by engineering, construction and operating firms in performing services of a similar nature for similar ethanol projects in the United States and in accordance with good engineering design and operating practices, applicable laws, applicable Permits, and that conform in all material respects to the manufacturer’s operation and maintenance guidelines, in each case as applicable to the equipment in question, taking into account such equipment’s size, service and type.

“Lease” has the meaning set forth in Section 5.3.

“Lease Commencement Date” shall mean the date determined by Project Company and Owner in accordance with Section 4.9.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liabilities” shall mean liabilities and obligations, secured or unsecured, whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown and whether or not due, including liabilities for Taxes and all off-balance sheet liabilities and obligations.

“Licenses” shall mean all licenses, sublicenses and other agreements pursuant to which Owner or any subsidiary has acquired rights in or to any trademarks, patents,

copyrights or trade secrets and all licenses, sublicenses and other agreements pursuant to which Owner or any subsidiary has licensed or transferred the right to use any of the foregoing, other than standard business software licenses.

“Losses” means any and all losses, costs, damages, fines, penalties, interests, assessments, fees or expenses (including reasonable attorney’s fees)

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization, operating agreement and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing

“Owner” is defined in the Preamble.

“Owner Financing” means the existing credit facility with CoBank, ACB, as administrative agent, secured in part by the Keyes Plant.

“Owner Stock” means the issued and outstanding capital stock, $.001 par value per share, of Cilion, Inc.

“Parties” and “Party” are as defined in the Preamble.

“Permits” shall mean all governmental and non-governmental authorizations, consents, permits, approvals, entitlements, licenses, rulings, exemptions, variances, orders, judgments, decrees, declarations or regulations necessary to design, develop, construct, install, operate, use, maintain and test the Project, including with respect to the Repair and Retrofit Activities.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plant Repair Plan” shall mean the Project Company’s plan to conduct the Repair and Retrofit Activities of the Keyes Plant based upon the engineering work conducted by Owner and its engineering and process consultants, including approved design changes provided by Praj, which has been approved in writing by Owner and is attached hereto as Exhibit “C”, as may be amended in writing by mutual consent of Owner and Project Company from time to time.

“Possession Date” means the date that Owner delivers possession of the Keyes Plant to the Project Company to commence the Repair and Retrofit Activities pursuant to Section 4.1.

“Praj Agreements” means (a) the Contract for Supply of Critical and Proprietary Equipment for Dehydrated Ethanol Project, dated as of September 20, 2006, between Owner and Praj, and (b) the Contract for Supply of Structural Material for Dehydrated Ethanol Project, dated as of December 15, 2006, between Owner and Praj, including, in each case, all schedules, annexes, addendums and amendments thereto.

“Praj Funds” has the meaning set forth in the Recitals.

“Praj License” has the meaning set forth in the Recitals.

“Project” has the meaning set forth in the Recitals.

“Project Documents” means, collectively, this Agreement and the Lease and any other material agreements entered into in connection with the Project.

“Repair and Retrofit Activities” is defined in Section 4.1.

“Startup Losses” shall mean documented net operating losses actually incurred by the Project Company during the first three months after the Lease Commencement Date.

“Substantially Complete” and “Substantial Completion” shall mean that all Repair and Retrofit Activities have been substantially completed in accordance with this Agreement and the Plant Repair Plan so that the Project Company can use the Keyes Plant for its intended purposes without material interference to the Project Company conducting its ordinary business activities thereon.

“Tax” or “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any Agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

“Third Parties” shall mean any entity or person other than Owner, AE and their respective affiliates.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement and the Lease.

Section 2.

FORMATION OF PROJECT COMPANY; ADVISORY BOARD.

2.1

Formation of Project Company.  As of the date hereof, AE has formed the Project Company as a corporation in Delaware.  AE has delivered copies of all Organization Documents relating to the Project Company to Owner.

2.2

Project Company Advisory Board.  The Organizational Documents of the Project Company will provide that Owner may appoint two representatives to serve on the Project Company’s advisory board.

Section 3.

FINANCING OF THE PROJECT COMPANY

3.1

AE Funding for Repair and Retrofit Activities.  Promptly upon receipt of the Equity Funding but in no event later than 5 days thereafter, AE or an Affiliate of AE (other than the Project Company) will contribute funds in cash equal to $1,600,000 to the Project Company, such funds to be contributed on or before January 31, 2010 (the “AE Funds”).  AE shall notify Owner in writing of the receipt of the Equity Funding and the contribution of the AE Funds to the Project Company, and shall provide written evidence of the foregoing reasonably satisfactory to the Owner.

3.2

Praj Funds.  Subject to the deposit of the AE Funds to the Project Company, Owner will cause Praj to remit $500,000 of the Praj Funds to the Project Company.  Owner will cause the remaining $500,000 of the Praj Funds to be contributed to the Project Company within fifteen (15) days after Substantial Completion.

3.3

Government Grant and Loan Applications.  Owner shall reasonably cooperate with AE and the Project Company in submitting various applications for government sponsored grants and loans on behalf of the Project Company (the “Project Grant Applications”).  All Confidential Information included in the Project Grant Applications shall be and shall remain the property of the disclosing party.  In the event that a Project Grant Application is accepted and funds are granted or loans guaranteed, all funds shall become and remain the property of the Project Company to be used in accordance with this Agreement.

3.4

Use of Funds.  Unless otherwise specified herein, all Praj Funds and the AE Funds received by the Project Company shall be used by the Project Company to implement the Repair and Retrofit Activities in accordance with the Plant Repair Plan and for working capital purposes, including hiring employees and operating the Keyes Plant after the Lease Commencement Date as set forth herein. Notwithstanding the foregoing, before using any of the Praj Funds, the Project Company shall obtain Owner’s prior consent, not to be unreasonably withheld if such Praj Funds are used for working capital and the Repair and Retrofit Activities.

Section 4.

REPAIR AND RETROFIT ACTIVITIES; SUBSTANTIAL COMPLETION.

4.1

Possession Date.  Owner shall deliver possession of the Keyes Plant to the Project Company promptly following Owner’s receipt, to its sole satisfaction, of all documentation reasonably requested by Owner evidencing that the Project Company has received $1.6 million of financing for the Repair and Retrofit Activities; provided, however, that the Project Company shall not be obligated to take possession of the Keyes Plant and to begin the Repair and Retrofit Activities until it has received at least $2,000,000 in funds, including $500,000 of Praj Funds.

4.2

Repair and Retrofit Activities.  Subject to the terms and conditions set forth herein and in the Lease, the Project Company shall perform, and AE shall assist and/or support the Project Company in the performance of, all services, activities and other actions required for the development of the Project, in accordance with the directions of the Board of Directors of the Project Company, including but not limited to assistance and/or support in the following activities to be performed by the Project Company (collectively, the “Repair and Retrofit Activities”):

(a)

Repair and retrofit the Keyes Plant in accordance with the Plant Repair Plan, as such plan may be updated and amended from time to time upon the mutual agreement of the Owner and the Project Company;

(b)

Manage all aspects of the repair and retrofit of the Keyes Plant in a manner consistent with the Plant Repair Plan;

(c)

Ensure that an adequate number of experienced, competent and properly licensed personnel are hired and retained as employees or independent contractors to implement the Plant Repair Plan, including, without limitation, the current Keyes Plant’s Plant Manager and Plant Engineer; and

(d)

 (1) Prepare and submit all required regulatory filings for the repair, retrofit and operation of the Project, (2) procure and maintain all Permits necessary or appropriate for the repair, retrofit and operation of the Project, (3) prepare and submit all filings of any nature that are required to be made under any governmental approval or filing, and (4) prepare and submit all other filings of any nature that are required to be made by Project Company under any laws applicable to it or the Project.

4.3

Performance.  The Project Company agrees following the Possession Date, subject to the receipt of $500,000 in Praj Funds, to diligently perform the Repair and Retrofit Activities in accordance with the Plant Repair Plan to prepare the Keyes Plant for its intended use.  The Project Company shall commence the Repair and Retrofit Activities promptly following the Possession Date, subject to the receipt of $500,000 in Praj Funds, and thereafter continue the same with due diligence to achieve Substantial Completion as soon as commercially possible.  The Repair and Retrofit Activities shall be performed (a) by the Project Company at the Project Company’s sole cost and expense, (b) in a commercially reasonable manner and in accordance with the Plant Repair Plan and all applicable laws, ordinances, codes and insurance company requirements, Permit requirements and with Industry Standards, (c) by duly qualified or licensed persons, (d) lien free other than liens filed in the ordinary course of business that are released upon completion of work, and (e) otherwise in accordance with all of the terms, covenants and conditions of this Agreement and the Lease.

4.4

Supply of Materials.  The Project Company shall obtain and provide all supplies or services required for the performance of the Repair and Retrofit Activities, including all temporary structures and other facilities required for the proper and safe performance and completion of the Repair and Retrofit Activities or that the Project Company must provide for the use of the Project Company or other parties and that do not form part of the Repair and Retrofit Activities such as office trailers, boarding, fences, covered ways, temporary footways and stairs, protection for workers such as guardrails, fences, notices, temporary lights, water and other consumables, utilities and services, erection structures and equipment such as shoring, falsework, forming materials, scaffolding, temporary stairs, staging, and all sanitary, safety, and first aid and fire prevention facilities of a temporary nature, and obtain and pay for an adequate supply of fuel, water, power, and all other necessary construction utility services (including fuel for construction equipment), all construction chemicals, lubricants, and construction consumables, and disposal of sewage, waste material, rubbish, and spoils generated by the Project Company, in each case as necessary for the Project Company’s performance of the Repair and Retrofit Activities.

4.5

Maintenance of Project Site.  The Project Company shall maintain the Project site clear of debris, waste material, and rubbish.  The Project Company shall dispose of such debris, waste material, and rubbish in accordance with applicable law.  If Owner reasonably believes any materials, tools, equipment, machinery and surplus materials brought on to the Project site by the Project Company or any other Person should be removed, the Project Company shall promptly upon written request by the Owner remove same from the Project site at its sole cost and expense.

4.6

Hazardous Material Business Plan.  The Project Company shall prepare, maintain and comply in all respects with a Hazardous Material Business Plan in accordance with Legal Requirements, including the rules and regulations of the Stanislaus County Environmental Resources Department.  The Project Company shall provide Owner with copies of its Hazardous Material Business Plan from time to time upon Owner’s request.

4.7

Project Site Security.  During the performance of any of the Repair and Retrofit Activities at the Project site, the Project Company shall provide all necessary and reasonably appropriate safeguards for the protection of the Project, and all persons and other property related thereto, including lights and barriers, guard service, controlled access, and other measures reasonably required to prevent vandalism, theft, and danger to the Project and personnel.  The Project Company shall keep Owner informed of any security breaches promptly upon the occurrence thereof.

4.8

Cooperation; Right to Participate in Project Activities.  The Parties agree to cooperate with one another in the performance of their obligations under this Agreement.  For all Repair and Retrofit Activities under this Agreement, Owner may participate fully in all aspects of implementation, including the opportunity to attend any meetings or discussions with third parties and Governmental Entities.  Any conversion or modification of the equipment or process at the Keyes Plant (other than any conversion or modification that is a Repair and Retrofit Activity) will require the prior written approval from Owner (which approval may be given or withheld in Owner’s sole and absolute discretion).

4.9

Joint Inspection; Substantial Completion.  Project Company and Owner will jointly inspect the Keyes Plant upon completion of the Repair and Retrofit Activities to verify that the Repair and Retrofit Activities are Substantially Complete in accordance with the requirements of the Plant Repair Plan.  If Project Company and Owner mutually agree that the Repair and Retrofit Activities are Substantially Complete, which agreement shall not unreasonably be withheld, the Project Company and Owner shall execute a “Certificate of Substantial Completion” that will set forth (i) the date of Substantial Completion, and (ii) the Lease Commencement Date.

4.10

Hiring of Employees.  Upon the execution of this Agreement and the receipt by the Project Company of the first $500,000 of the Praj Funds, the Project Company will hire the Keyes Plant’s current Plant Manager and Plant Engineer.

Section 5.

PLANT OPERATIONS.

5.1

Assignment or Transfer of Permits.  Set forth on Exhibit “D” attached hereto are all of the material Permits required for the maintenance and operation of the Keyes Plant as operated to the date hereof (collectively, the “Existing Permits”).  Owner shall use commercially reasonable efforts to transfer or cause to be transferred to the Project Company all Existing Permits that are capable of being transferred or reasonably shall assist the Project Company to obtain such Permits that are not transferable.  The Project Company shall promptly reimburse Owner for all costs and expenses related to such transfer upon receipt of an invoice setting for such costs and expenses.  Upon the expiration or earlier termination of this Agreement or the Lease, the Project Company (at Owner’s sole cost and expense) shall promptly transfer or cause to be transferred all such Permits back to Owner.

5.2

Assignment of Praj License.  Effective upon the Lease Commencement Date, Owner shall use its commercially reasonable efforts to assign all of its rights, title and interest in and to the Praj License to the Project Company.  Such assignment shall automatically terminate and all rights, title and interest in and to the Praj License shall revert to Owner upon the expiration or earlier termination of this Agreement or the Lease.

5.3

Lease of Keyes Plant.  Concurrently with the execution of this Agreement, the Project Company and Owner shall enter into a thirty-six (36) month lease of the Keyes Plant in the form of lease attached hereto as Exhibit “E” (the “Lease”).

5.4

Provision of Services.  The Project Company shall install, connect, and maintain at its own expense during its performance under this Agreement all utilities, facilities, and services required for the performance of the Repair and Retrofit Activities and the operation of the Keyes Plant.  All actions taken by the Project Company concerning the utilities, facilities, and services used or provided hereunder shall follow all applicable laws and the standards of performance set forth in this Agreement.

5.5

Payment for Services.  Commencing on the Possession Date, the Project Company shall pay when due all utilities and other similar charges and shall arrange with local authorities and utility companies having jurisdiction over the Project and the Keyes Plant for the provision of utilities.

5.6

Safety.  During the performance of the Repair and Retrofit Activities at the Project site and at all times during the operation of the Keyes Plant, the Project Company shall be solely responsible for the safety of the persons at the Project site and for the safe performance of the activities at the Project site.  The Project

Company shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.  The Project Company’s safety program shall be designed to provide a safe and healthful environment at the Project site and shall, among other things, seek to achieve an incident free performance of such activities.  The Project Company shall be solely responsible for implementing and following safety programs at the Project site and shall perform the Repair and Retrofit Activities and operate the Keyes Plant in accordance with such programs.  The Project Company shall promptly provide written notice to Owner of any incidents or accidents that occur on the Project site and such other information as may be reasonably requested by Owner from time to time.

5.7

Governmental Plans and Filings.  In the event the Project Company resubmits any plans or makes any additional or supplemental filings for the Keyes Plant to any Governmental Entity, following the Project Company’s’ initial submission of the same, the Project Company shall first submit such plans and filings to Owner for Owner’s review and approval, not to be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary, Owner shall provide the Project Company with any comments to the plans set forth in this Section 4.2 within ten (10) days after receipt thereof.  The Project Company shall consider any such comments in good faith and incorporate them into the plans and filings before submission.

5.8

Financial Reporting.  Within sixty (60) days after the end of each calendar quarter commencing on the Possession Date during the term hereof, Project Company shall deliver to Owner a copy of its unaudited quarterly account balances of cash and cash equivalents, total stockholders equity, revenue and net income prepared and reported in accordance with generally accepted accounting principles consistently applied and certified to their accuracy by an authorized officer for the Project Company.  Owner agrees to maintain the confidentiality of all financial reporting supplied or disclosed by the Project Company.

Section 6.

FUTURE PLANT MODIFICATIONS.

6.1

AE Technology License.  AE or its Affiliate shall provide to the Project Company on or prior to Lease Commencement Date a royalty-free, site-specific license in and to the Project Company for the AE Technology to run coterminous with the term of the Lease, including any early termination thereof.

6.2

Plant Modifications.  The Project Company shall not make any modifications to the Keyes Plant, including any equipment or process modifications or modifications to the Plant Repair Plan in connection with the Repair and Retrofit

Activities or any other modifications to the Keyes Plant after Substantial Completion, without, in each case, the prior written consent of Owner.

Section 7.

REPRESENTATIONS AND WARRANTIES OF OWNER.  Owner represents and warrants to AE and the Project Company that the following statements contained in this Section 7 are true and complete as of the date of this Agreement (unless specifically referring to an earlier date, in which case such statements shall be true and correct as of such date):

7.1

Organization; Qualification of Owner.  Owner is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, as applicable; (ii) has full corporate power and authority to carry on its business as it is being conducted and as proposed to be conducted and to own and use the properties and assets it now owns or proposes to acquire; (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in California; and (iv) has all requisite power and authority to execute and deliver this Agreement and the Lease and perform its obligations hereunder and thereunder, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Lease.  Cilion has heretofore delivered to AE complete and correct copies of the Organizational Documents of Cilion as presently in effect.

7.2

Binding Agreement; Consents and Approvals; No Conflict, Default or Violation.

(a)

Each Project Document to which it is a party has been duly executed and delivered by Owner and constitutes a legal, valid and binding obligation of Owner enforceable against Owner in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)

Subject to receipt of approval of this Project Agreement and the Lease Agreement by CoBank as administrator of the Owner Financing, the execution, delivery or performance of each Project Document to which it is a Party by Owner will not, directly or indirectly (with or without notice of lapse of time or both)

contravene, conflict with, or result in a violation of (i)(A) any provision of the Organizational Documents of Owner, or (B) any resolution adopted by the board of directors or shareholders of

Owner; or (ii) any provision of any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement or other agreement or instrument to which Owner is a party or by which it or its properties may be bound or affected.

(c)

Other than in connection with the Owner Financing and the assignment of the Praj License, Owner is not or will not be required to give any notice to or obtain any consent from any Person in connection with the execution, delivery or performance of this Agreement or the Lease or the consummation of any of the Transactions.

(d)

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Owner in connection with the execution and delivery of this Agreement, the Lease or the consummation of the Transactions contemplated hereby and thereby, except for (i) such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement or the Lease.

7.3

Title to Properties; Encumbrances.  Owner has good, valid and marketable title to the real property and improvements thereon comprising the Keyes Plant, which title is subject only to those liens, documents and matters set forth in the Title Report attached as Exhibit “F”, to the extent valid and enforceable, and all applicable laws, ordinances and regulations.

7.4

Environmental Matters.  Except as noted in Exhibit D, to Owner’s knowledge, the Keyes Plant is in material compliance with all applicable Environmental Laws and Owner has not received any written notice from any Governmental Entity that alleges that the Keyes Plant is not in material compliance with any applicable Environmental Laws.  Owner has provided to AE copies of all environmental-related assessments, reports, data, results of investigations or audits, such as Phase I or Phase II reports and other written documentation that is in the possession and control of Owner regarding the environmental condition of, or the compliance (or noncompliance) of the Keyes Plant with any Environmental Laws.  Notwithstanding anything in this Agreement to the contrary, Owner makes no representations or warranties whatsoever regarding any aspect of such environmental documentation, including without limitation, the accuracy or completeness of the documentation, its preparation, or any information upon which it is based.  Any reliance on the environmental documentation or any information contained therein shall be at the risk of AE and the Project Company.

7.5

Litigation.  There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending or, to the actual knowledge of Owner without independent inquiry or investigation, threatened against or involving Owner that could materially adversely affect the financial condition of Owner, Owner’s ability to observe and perform fully its agreements and obligations hereunder and under the Lease, or the Project Company’s ability to operate the Keyes Plant as contemplated by this Agreement and the Lease.

7.6

Compliance with Laws.  Owner has complied in a timely manner and in all material respects with all Legal Requirements that affect the Keyes Plant, and no notice, charge, claim, action or assertion has been received by Owner or has been filed, commenced or, to the knowledge of Cilion, threatened against Owner by any Governmental Entity alleging any violation of any Legal Requirements.

7.7

.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from Owner or any of its Affiliates in connection with any of the Transactions.

7.8

Representations.  No representation or warranty by Owner contained in this Agreement or the Lease contains at the time it was made, or will contain at the time it is made, any untrue statement of material fact or omits, or will at the time it is made omit, to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

7.9

Intellectual Property Rights.  Exhibit “G” lists all of the intellectual property owned or licensed by Owner, used in connection with the Keyes Plant (the “Owner Intellectual Property”).  The Owner Intellectual Property is hereby licensed royalty-free to the Project Company pursuant to this Agreement.  To the knowledge of Owner without independent inquiry or investigation, use by Owner or the

Project Company of the Owner Intellectual Property does not or will not infringe any rights of any Third Party and no activity of any Third Party infringes upon the rights of Owner or the Project Company with respect to any of Owner Intellectual Property. To the extent any Owner Intellectual Property is licensed to Owner by a Third Party, such license is in full force and effect and the execution, delivery or performance of this Agreement or the Lease by Owner or the consummation by Owner of any of the Transactions will not, directly or indirectly (with or without notice of lapse of time or both) give any party the right to terminate or cancel such license (subject to getting consent with respect to the Praj License).

Section 8.

REPRESENTATIONS AND WARRANTIES OF AE AND THE PROJECT COMPANY.  Each of AE and the Project Company represent and warrant to Owner that the following statements contained in this Section 8 are true and complete as of the date of this Agreement unless specifically referring to an earlier date, in which case such statements shall be true and correct as of such date):

8.1

Organization; Qualification of AE.  Such Party is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, as applicable; (ii) has full corporate power and authority to carry on its business as it is being conducted and as proposed to be conducted and to own and use the properties and assets it now owns or proposes to acquire; (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the ownership and use of its property or the conduct of its business requires such qualification; and (iv) has all requisite power and authority to execute and deliver the Project Documents to which it is a party and perform its obligations thereunder, and has taken all necessary action to authorize the execution, delivery and performance of the Project Documents to which it is a party.

8.2

Binding Agreement; Consents and Approvals; No Conflict, Default or Violation.

(a)

Each Project Document to which it is a party has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)

The execution, delivery or performance of each Project Document to which it is a party or the consummation by such Party of any of the

Transactions will not, directly or indirectly (with or without notice of lapse of time or both):

(i)

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of AE or the Project Company, or (B) any resolution adopted by the board of directors or shareholders of AE or the Project Company;

(ii)

contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement to which, AE or the Project Company, or any of the assets owned or used by AE or the Project Company, may be subject;

(iii)

contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by AE or the Project Company or that otherwise relates to the business of, or any of the assets owned or used by, AE or the Project Company;

(iv)

contravene, conflict with, or result in a violation or breach of any provision of any provision of any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement or other agreement or instrument to which AE or the Project Company is a party or by which it or its properties may be bound or affected to which it is a party; or

(v)

result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Owner.

(c)

Except for the application for and the obtaining of the necessary permits to operate and maintain the Keyes Plant, including those that may be listed on Exhibit “D”, and except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by the Project Documents, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to AE of the Project Company in connection with the execution and delivery of any Project Document or the consummation of the Transactions contemplated hereby and thereby.

8.3

Litigation.  There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending or, to the actual knowledge of such Party without independent inquiry or investigation, threatened against or involving such Party that could materially adversely affect such Party’s ability to observe and perform fully its agreements and obligations under each Project Document to which it is a party.

8.4

Intellectual Property.  The Project Company owns or prior to the Lease Commencement Date will obtain the right to use all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, and Permits necessary to perform the Repair and Retrofit Activities and to operate the Keyes Plant as currently contemplated without conflict with the rights of others.

Section 9.

FURTHER COVENANTS.

9.1

Cooperation.  Upon the terms and subject to the conditions of this Agreement, AE, Owner and the Project Company shall use their respective commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Transactions as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, qualifications, exemptions or waivers by any Third Party or Governmental Entity.  In addition, no Party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained.

9.2

Consult with Other Party.  Prior to the Lease Commencement Date, each Party shall promptly consult with the other Parties hereto with respect to, provide any necessary information with respect to, and provide the other Parties (or their respective counsel) with copies of, all filings made by such Party with any Governmental Entity or any other information supplied by such Party to a

Governmental Entity in connection with this Agreement and the Transactions.  Each Party hereto shall promptly provide the other Parties with copies of any communication received by such Party from any Governmental Entity regarding any of the Transactions.  If any Party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.  To the extent that transfers, amendments or modifications of Permits (including environmental Permits) are required as a result of the execution of this Agreement, the other Project Documents or consummation of any of the Transactions, Owner shall use commercially reasonable efforts to effect such transfers, amendments or modifications.

9.3

Public Disclosure.  Prior to the Lease Commencement Date, AE, the Project Company and Owner will consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and will not issue any such press release or make any such public statement without the written consent of the other, except as may be required by law or any listing agreement with a national securities exchange or market.

9.4

Grant of Right of First Refusal by Owner.  Provided that this Agreement and the Lease are both in full force and effect, the AE Funds have been received by the Project Company and there is no uncured event of default by either AE or the Project Company hereunder or thereunder beyond any applicable cure period, before Owner may (i) sell or otherwise transfer all or any portion of its interest in the real property and tangible personal property (other than the equipment listed on Exhibit “H”) comprising the Keyes Plant necessary for the operation of the Keyes Plant (collectively, the “Keyes Plant Assets”), or (ii) consummate a Change in Control, AE shall have a right of first refusal to purchase Owner or all but not less than all of the Keyes Plant Assets on the terms and conditions set forth in this Section 9.4 (the “ Right of First Refusal”).

(a)

Notice of Proposed Transfer. Owner shall (a) deliver to AE a written notice (the “ROFR Notice”) stating: (i) Owner’s bona fide intention to sell or otherwise transfer the Keyes Plant Assets or to consummate a Change of Control; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the Keyes Plant Assets to be transferred to each Proposed Transferee if the transaction is not a Change of Control; (iv) the bona fide cash price or other consideration offered in connection with a Change of Control (including the assumption of debt) or, if an asset sale, for which Owner proposes to transfer the Keyes Plant Assets (the “Offered Price”); and (v) the material terms and conditions of the proposed transfer (the “Offer Terms”) and (b) offer the sale of Owner (if the transaction constitutes a Change of Control of

Owner) or the Keyes Plant Assets if an asset sale, at the Offered Price and on the Offer Terms to AE.  Owner shall provide to AE access to all of the due diligence information provided to the Proposed Transferee.

(b)

Exercise of Right of First Refusal.  At any time within thirty (30) days after receipt of the ROFR Notice, AE may, by giving written notice to Owner, elect to purchase all, but not less than all, of the Keyes Plant Assets proposed to be transferred to any one or more of the Proposed Transferees or acquire Owner, as applicable, at the purchase price and on the terms determined in accordance with subsection (c) below.  AE shall also provide Owner with such information as reasonably requested by Owner to confirm that AE shall have the financial resources to consummate the transaction.  Once an election is made by AE to acquire Owner or the Keyes Plant Assets (if such transaction is structured as a sale of assets), such election shall be final, binding and irrevocable.

(c)

Purchase Price.  The purchase price (the “Purchase Price”) for the Owner or Keyes Plant Assets, as applicable, purchased by AE under this Section shall be the Offered Price, and the terms and conditions of the transferee shall be identical in all material respects to the Offer Terms.  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of each of AE and Owner in good faith.

(d)

Payment.  Payment of the Purchase Price shall be made in cash (by wire transfer of immediately available funds) in accordance with the Offer Terms, within thirty (30) days after delivery of the written notice by AE as set forth in Section 9.4(b).

(e)

Owner’s Right to Transfer.  If the Change of Control is not consummated or the Keyes Plant Assets proposed in the ROFR Notice to be transferred, in each case to a given Proposed Transferee are not purchased by AE within such thirty day period after Owner’s receipt of AE’s election to purchase as otherwise provided in this Section, then AE shall be in breach of this Agreement and shall be liable for any and all Losses incurred by Owner as a result of the failure to consummate such transaction.  In addition, Owner may consummate a Change of Control or otherwise sell or otherwise transfer such Keyes Plant Assets to a Third Party without complying with the terms contained in this Section 9.4.  If AE elects not to exercise its rights of first refusal with respect to acquiring Owner or the Keyes Plant Assets, or otherwise fails to provide notice to Owner within thirty (30) days as set forth in Section 9.4(b) above, then Owner may consummate a Change of Control or otherwise sell or otherwise transfer such Keyes Plant Assets to the Proposed Transferee at the Offered Price or at a higher price and on terms substantially similar to the Offer Terms, provided that such sale or other transfer is consummated within one hundred eighty (180) days after the date of the ROFR Notice.

If the Change of Control is not consummated or the Keyes Plant Assets described in the ROFR Notice are not transferred to the Proposed Transferee within such period, a new ROFR Notice shall be given to AE, and AE shall again be offered the Right of First Refusal in accordance with this Section 9.4 before any Change of Control or Keyes Plant Assets may be sold or otherwise transferred.

(f)

Termination of Right of First Refusal.  The Right of First Refusal shall terminate immediately upon (i) the expiration or earlier termination of the Lease or this Agreement, or (ii) a Change of Control of AE.

(g)

Assignment of Right of First Refusal.  The Right of First Refusal is personal to and for the benefit of AE and shall not be assignable by AE at any time, except to a wholly owned subsidiary of AE.

(h)

Reimbursement by Owner.  In the event that AE does not exercise the rights of first refusal set forth in Sections 9.4 above after receipt of notice under Section 9.4(a), and to the extent the Lease has not expired or has otherwise been terminated, Owner shall pay to AE an amount equal to: (i) 100% of the Capital Expenditures, plus (ii) the Startup Losses up to an aggregate amount not to exceed Two Million Dollars ($2,000,000), if any, plus (iii) an amount equal to eight percent (8%) of the total amounts set forth in (i) and (ii) above multiplied by the actual number of years (or prorated for any partial years) that have elapsed since the Lease Commencement Date.

9.5

Financial Condition.  In the event Owner reasonably determines that the Project Company’s financial condition, based on the financial reports provided to Owner pursuant to this Agreement, has materially declined relative to its condition as of the date hereof, Owner shall notify the Project Company of same and the respective Chief Financial Officers of each Party shall meet within ten (10) days of such notice to review such financial condition.

Section 10.

CONDITIONS TO LEASE COMMENCEMENT DATE.  The Lease Commencement Date shall be subject to the satisfaction by AE or the Project Company or waiver by Owner (in writing) of each of the following conditions:

10.1

Repair and Retrofit Activities.  The Repair and Retrofit Activities shall be Substantially Complete and all inspections by Owner and AE shall have been completed.

10.2

Representations and Warranties of AE and the Project Company.  The representations and warranties of AE and the Project Company in this Agreement shall be true and correct in all material respects on and as of the Lease

Commencement Date as though such representations and warranties were made on and as of such time.

10.3

Representations and Warranties of Owner.  The representations and warranties of Owner in this Agreement shall be true and correct in all material respects on and as of the Lease Commencement Date as though such representations and warranties were made on and as of such time.

10.4

Performance of Covenants.  AE and the Project Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Lease Commencement Date.

10.5

Performance of Covenants by Owner.  Owner shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Lease Commencement Date.

Section 11.

OPTION TO EXCHANGE CILION SHARES FOR SHARES OF AE COMMON STOCK.

11.1

Option.  The Owner Stockholders shall have the right on or before June 30, 2011 to exchange not less than 50.1% of the aggregate number of outstanding Owner Shares into a number of shares of AE Common Stock (the “Exchange Option”) equal to a fraction, the numerator of which is the number of Owner Shares the Owner shareholders seek to exchange for shares of AE Common Stock and the denominator of which is the total number of Owner Shares held by all the Owner shareholders, multiplied by 35 million (the “Exchange Shares”).

11.2

Exercise of Option.  At any time on or before June 30, 2011, the Owner Shareholders may exercise their Exchange Option by written notice to AE (the “Exercise Notice”).  The Exercise Notice shall set forth the name of each Owner Shareholder who is exercising the Exchange Option, and the number of Owner Shares each Owner Shareholder is exchanging.  Upon the receipt by AE of the Exercise Notice, AE will, subject to Section 9.3 below, exchange the Owner Shares for AE Common Stock in accordance with Section 9.1 above.

11.3

Conditions.  The obligations of AE to consummate the Exchange shall be subject to the satisfaction in AE’s sole and absolute discretion or waiver on or prior to the Exchange Date of each of the following conditions:

(a)

Stock Exchange Agreement.  The Cilion Shareholders shall have entered into a Stock Exchange Agreement with AE on such terms as are reasonably acceptable to AE.

(b)

Owner’s Performance.  All of the covenants and obligations that Cilion is required to perform or comply with pursuant to this Agreement at or prior to the Conversion Date shall have been duly performed and complied with in all material respects;

(c)

Material Adverse Change.  Since the date of this Agreement, there shall not have been an event shall have occurred or circumstance exists except for those that could not, individually or in the aggregate, reasonably be expected to result in a material adverse change of Owner’s business or assets or financial condition;

(d)

Compliance Certificates.  Cilion shall have delivered to AE at the Closing a certificate signed by a duly authorized officer of Cilion, dated the Closing Date, confirming the matters set forth in Sections 9.2(a), (b) and (c);

(e)

Audited Financial Statements.  Cilion shall have delivered to AE its audited consolidated financial statements for the year ended prior to the Exchange Date, and its unaudited consolidated financial statements for subsequent quarters, together with, in the case of the audited financial statements, a true and correct copy of the report on such audited information by Cilion’s independent accountants for such time periods and all auditors’ reports to management and any management responses thereto.

(f)

At the time of conversion, Cilion shall be the sole owner of the Keyes Plant and shall have retained the proceeds from any asset sales occurring after the date hereof, net of Third Party and bank debt repayment and ordinary operating costs.]

(g)

Cilion shall have not incurred additional indebtedness subsequent to the Lease Commencement Date.

(h)

Cilion shall have not paid out cash dividends to its shareholders subsequent to the Lease Commencement Date.

11.4

Registration Rights.  If AE at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4 or S-8 and any similar successor forms) (a

“Piggyback Registration”), each such time it will give prompt written notice to such effect to all Owner shareholders at least thirty (30) days prior to such filing.  Upon the written request of any such Owner shareholder, received by AE within twenty (20) days after the giving of any such notice by AE, to register any of its Conversion Shares, AE will cause all Conversion Shares as to which registration shall have been so requested to be included in the securities to be covered by the Registration Statement proposed to be filed by AE.  Notwithstanding the foregoing provisions, AE may withdraw any registration statement referred to in this Section without thereby incurring any liability to the Owner shareholders.  The right of the Owner shareholders to have their Conversion Shares registered in a Piggyback registration shall terminate at the earlier of (i) one (1) year following the Conversion Date, or (ii) as to any Owner Shareholder, such earlier time at which all Conversion Shares held by such Owner Shareholder (together with any Affiliate of the Owner Shareholder with whom such Owner Shareholder must aggregate its sales under Rule 144) can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act.

11.5

Board of Directors Seats After Conversion. After conversion into AE shares as provided herein, Eric A. McAfee and Laird Cagan shall enter into a voting agreement to appoint two representatives of the Owner Shareholders to the AE board of directors effective upon the Exchange Date.

Section 12.

TERM AND TERMINATION.

12.1

Term.  The Term of this Agreement shall commence on the date hereof and shall terminate (unless earlier terminated in accordance with this Section 12) upon the expiration or earlier termination of the Lease in accordance with the terms thereof.  Except as otherwise provided herein or as may be agreed by the Parties hereto, no termination of this Agreement shall release any Party from any liability to any other Party which at the time of such termination has already accrued, nor affect in any way the survival of any right, duty or obligation of any Party which is expressly stated elsewhere in this Agreement to survive the termination hereof.

12.2

Termination for Failure to Obtain Financing.  Owner may terminate this Agreement immediately by providing written notice to AE in the event that the Project Company has not received the AE Funds for the Repair and Retrofit Activities by January 31, 2010, or if AE has not provided Owner with evidence of the AE Funds being contributed to Project Company on or prior to January 31, 2010.

12.3

Substantial Completion.  Owner may terminate this Agreement immediately by providing written notice to AE in the event that Substantial Completion has not occurred on or prior to July 31, 2010.

12.4

Change of ControlChange of Control.  Owner may terminate this Agreement immediately by providing written notice to AE in the event that, prior to the AE Funds having been received by the Project Company, there is a Change of Control of Owner or Owner enters into an agreement to sell the Keyes Plant.

12.5

Event of Default.  Either Party may terminate this Agreement upon an Event of Default caused by the other Party as provided for in Section 13 below.

12.6

Owner Financing Consent.  Either Party may terminate this Agreement immediately by providing written notice to the other Party in the event that the lenders comprising the Owner Financing have not consented to the transactions contemplated by this Agreement and the Lease prior to the Lease Commencement Date.

12.7

Effects of Termination.  Upon any such expiration or termination of this Agreement or of the Lease, (i) all rights in the Keyes Plant and the Project shall revert to Owner; (ii) Project Company shall transfer or caused to be transferred (to the extent transferable) any and all Permits relating to the Keyes Plant to Owner; (iii) AE and Project Company shall cease any activity or operations with respect to the Keyes Plant; (iv) AE shall return the Praj Funds to Owner (less any amounts expended in accordance with the terms of this Agreement); and (v) all licenses hereunder shall terminate, including the Praj License.  In addition to the foregoing, in the event Owner terminates this Agreement pursuant to Section 12.3, Owner shall reimburse AE for all out-of-pocket expenses incurred by or on behalf of AE in connection with the Repair and Retrofit Activities (up to a maximum amount of one million six hundred thousand dollars), plus interest on the expenses incurred at the rate of eight percent per year.

Section 13.

EVENTS OF DEFAULT.  The occurrence and continuation of the following event at any time during the term of this Agreement will constitute an event of default of a Party (an “Event of Default”):

13.1

if the Party fails in any material respect to perform or comply with any obligation in this Agreement, and such failure is not remedied within thirty (30) days after the date the other Party has given written notice to the defaulting Party of such failure;

13.2

the occurrence of an “Event of Default” triggered by a Party under the Lease.

13.3

the making of a general assignment by a Party for the benefit of its creditors, the filing of a voluntary petition by such Party, or the filing of an involuntary petition by any of such Party’s creditors seeking the rehabilitation, liquidation, or reorganization of such Party under any law relating to bankruptcy, insolvency, or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the petition within sixty (60) days of the filing; or

13.4

any representation or warranty made by a Party in this Agreement or in the Lease shall prove to have been false or incorrect in any material respect when such representation or warranty was made or given, and remains a misrepresentation or breach of warranty which is materially adverse to the other Parties at the time discovered.

Section 14.

INDEMNIFICATION

14.1

By AE and the Project Company.  Except for Losses arising out of or resulting from Owner Indemnitees’ gross negligence or willful misconduct, AE and the Project Company shall, jointly and severally, defend, indemnify, and hold harmless Owner, and its employees, agents, partners, Affiliates, shareholders, directors, officers, and assigns (each an “Owner Indemnitee”), from and against the following:

(a)

Losses arising from third-party claims for property damage or personal injury (including emotional distress) that directly or indirectly arise out of or result from any negligent, willful, reckless, or otherwise tortious act or omission (including strict liability) during the performance of the Repair and Retrofit Activities or operation of the Keyes Plant, by AE, the Project Company, any subcontractor, or any of their respective Affiliates;

(b)

Losses that directly arise out of or result from (i) all claims for payment, whether or not reduced to a lien or mechanics lien, filed by the Project Company, AE or any of its Affiliates or subcontractors, or other persons performing any portion of the Repair and Retrofit Activities; and (ii) employers’ liability or workers’ compensation claims filed by any employees or agents of AE, the Project Company or any of its subcontractors or Affiliates;

(c)

Losses as a result of any claims by any Governmental Authority that directly arise out of or result from the failure of AE or Project Company or any of its Affiliates or subcontractors to comply with the terms and conditions of any Legal Requirements;

(d)

Losses in connection with the operation of the Keyes Plant by AE or Project Company, or any of their Affiliates or agents, including without limitation, any Losses arising in connection with any alleged infringement of any intellectual property rights of Third Parties in connection with the operation of the Keyes Plant by AE, the Project Company, or any of their agents or Affiliates;

(e)

Losses arising in connection with the breach by AE or Project Company of any of their representations, warranties, covenants or agreements contained herein;

(f)

Losses as a result of any claims by any Governmental Authority that arise out of or result from the failure of Project Company or AE to pay, as and when due, all taxes, duties, levies, assessments, tariffs, imposts, fees or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority for which AE or Project Company is obligated to pay pursuant to the terms of this Agreement; and

(g)

all Losses, including claims for property damage, remedial action or personal injury (including emotional distress), whether or not involving damage to the Keyes Plant, that directly or indirectly arise out of or result from (i) the use, storage, transportation, manufacture, processing or disposal whether or not in compliance with Legal Requirements, of Hazardous Materials at the Keyes Plant occurring after the Possession Date; and (ii) the presence or existence of or contamination of the Keyes Plant, caused by the spill or release of Hazardous Materials brought onto, or handled at, the Keyes Plant (excluding Owner), occurring after the Possession Date.

14.2

By Owner.  Except for Losses arising out of or resulting from AE Indemnitees’ gross negligence or willful misconduct, Owner shall defend, indemnify, and hold harmless AE, AE Sub and the Project Company and their respective employees, agents, partners, Affiliates, shareholders, directors, officers, and assigns (each an “AE Indemnitee”) from and against the following:

(a)

Losses arising from third-party claims for property damage or personal injury (including emotional distress) that directly or indirectly arise out of or result from any negligent, reckless, or otherwise tortious act or omission (including strict liability) by Owner prior to the Possession Date;

(b)

Losses that directly arise out of or result from (i) all claims for payment, whether or not reduced to a lien or mechanics lien, filed by the Owner, or any of its Affiliates or subcontractors, or other persons prior to the Possession Date; and (ii) employers’ liability or workers’ compensation claims filed by any employees of Owner or any of its subcontractors or Affiliates;

(c)

Losses arising in connection with the breach by Owner of any of its representations, warranties, covenants or agreements contained herein;

(d)

Losses as a result of any claims by any Governmental Authority that arise out of or result from the failure of Owner to pay, as and when due, all taxes, duties, levies, assessments, tariffs, imposts, fees or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority for which Owner is obligated to pay and for which AE is not required to reimburse Owner; and

(e)

all Losses, including claims for property damage, remedial action or personal injury (including emotional distress), whether or not involving damage to the Keyes Plant, that directly or indirectly arise out of or result from (i) the use, storage, transportation, manufacture, processing or disposal by or for the benefit of the Owner whether or not in compliance with Legal Requirements, of Hazardous Materials at the Keyes Plant occurring prior to the Possession Date; and (ii) the presence or existence of or contamination of the Keyes Plant, caused by the spill or release of Hazardous Materials brought onto, or handled at, the Keyes Plant, occurring prior to the Possession Date.

14.3

Claims for Indemnification.

(a)

A person entitled to indemnification under this Section 14 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 14 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

(b)

Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

(c)

The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(d)

The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

14.4

Survival of Indemnity Obligations.  Without limiting or in any way agreeing to waive either Party’s right to make a claim at common law as permitted pursuant to applicable law for contribution or indemnification with respect to third-party claims, and notwithstanding any other provision in this Agreement to the contrary, the indemnities set forth in this Article 14 shall survive for a period expiring five (5) years following the termination of this Agreement.  All claim notices must be delivered, if at all, to the applicable Party prior to the expiration of such five (5) year period.  If any claim notice is made within such five (5) year period, then the indemnifying period with respect to all claims identified in such claim notice (and the indemnity obligation of the Parties hereunder with respect to such claim) shall extend through the final, non-appealable resolution of such claims.

Section 15.

MISCELLANEOUS.

15.1

Survival of Representations and Warranties.  The representations and warranties and covenants of Owner and AE contained in this Agreement shall survive the execution and delivery of this Agreement and continue for a period of one year.

15.2

Fees and Expenses.  All costs and expenses incurred by AE in connection with this Agreement and the consummation of the Transactions shall be paid by AE, all costs and expenses incurred by the Project Company in connection with this Agreement and the consummation of the Transactions shall be paid by the Project Company, and all costs and expenses incurred by Owner in connection with this Agreement and the consummation of the Transactions shall be paid by Owner.

15.3

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given in accordance with the terms and the addresses set forth in the Lease.

15.4

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same Agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties.

15.5

Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) and the Lease:  (a) constitute the entire agreement between the Parties and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (b) are not intended to confer upon any Person other than the Parties hereto and thereto any rights or remedies hereunder.

15.6

Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15.7

Assignment.  Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written content of the other Parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, including any purchaser or other acquirer of Owner shares from an existing holder as of the date of this Agreement.

15.8

Time of Essence.  Time is of the essence in this Agreement.

15.9

Attorney’s Fees.  In any action that a Party brings to enforce its rights under this Lease, the prevailing Party shall be entitled to all of its costs plus reasonable attorney fees to be fixed by the court. Those costs and attorney fees will be considered a part of the judgment in that action.

15.10

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

15.11

No Agency, Partnership or Joint Venture.  Nothing contained in this Agreement will be deemed or construed by the Parties, or by any Third Party, as creating the relationship of principal and agent, partnership, or joint venture by the AE and Owner or the Project Company and Owner, as the case may be.

15.12

No Waiver.  No waiver of any default or breach under this Agreement will be implied from any omission to take action on account of this Agreement, regardless of any custom and practice or course of dealing.  No waiver will affect any default other than the default specified in the waiver, and then the waiver will be operative only for the time and to the extent stated in this Agreement.  Waivers of any covenant will not be construed as a waiver of any subsequent breach of the same covenant.  No waiver by either party of any provision under this Agreement will be effective unless in writing and signed by that Party.

15.13

Brokers.  Each Party represents and warrants to the other Parties that it has had no dealings with any person, firm, broker or finder in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, and that no broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with said transactions.  Each Party shall indemnify, protect, defend and hold the other party harmless from and against any claims which may be asserted by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying party.  This indemnification shall survive the expiration or earlier termination of this Agreement.

15.14

Further Assurances.  The Parties shall promptly sign all further commercially reasonable documents necessary to accomplish the intent of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Project Agreement to be duly executed as of the date first written above.

AE BIOFUELS, INC.

By:

_____/S/ Eric A. McAfee_____________

Name:

Eric A. McAfee

Title:

Chairman and Chief Executive Officer

CILION, INC.

By:

__/S/ Kevin H. Kruse__________

Name:

Kevin H. Kruse

Title:

Chairman and Chief Executive Officer

AE ADVANCED FUELS KEYES, INC.

By:

____/S/ Eric A. McAfee_____

Name:

Eric A. McAfee

Title:

Chairman and Chief Executive Officer

AE ADVANCED FUELS, INC.

By:

___/S/ Eric A. McAfee_________

Name:

Eric A. McAfee

Title:

Chairman and Chief Executive Officer